UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2025

MITESCO, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-53601	87-0496850
(State or another jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

505 Beachland Blvd., Suite 1377
Vero Beach, Florida 32963

(Address of principal executive offices) (Zip Code)

(844) 383-8689

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sales of Equity Securities.

The Company issued these shares to accredited Institutional investors in a transaction not involving a public offering pursuant to section 4(a)(2) of the United States Securities Act of 1933, as amended.

Series X Preferred Stock dividend payments in Q3 FY2025

The Company has 42,103 shares of its Series X Preferred stock whose total face value is $1,052,575, and which bears interest at 10% annually. The interest can be paid through the issuance of restricted common stock priced using the closing price per share on the 15th of each month. The Company has issued a total of 99,338 shares of restricted common stock for the payment of its dividends on its Series X Preferred shares for Q3 FY2025. The issuances were as follows: Leath – 8,787 shares, Balencic – 8,787 shares, Mitchell – 8,787, Clifton – 2,941shares, Anglo Irish – 70,035 shares.

Series A Preferred Stock redemptions during Q3 FY2025

As a part of its FY2024 Restructuring Plan the Company issued to certain holders of its notes and other securities a newly created a new Series A Amortizing Convertible Preferred Stock (the “Series A Shares” or “Series A Preferred Stock”) whose stated value is $25 per share. The Series A Shares may be converted into shares of common stock by dividing the stated value by $4.00 (the “Conversion Price”). The Series A Shares may be converted at the option of the holder at any time, or mandatorily by the Company if certain conditions set forth in the certificate of designation are met. As stipulated in the certificate of designation, unless converted, shares of Series A Preferred Stock will be redeemed by the Company, using common stock, or cash, 1/36th of the remaining amounts monthly beginning in January 2025. The cash redemption shall be 105% of the original price of the Series A Preferred Stock (as adjusted) and common stock redemption shall be at a 10% discount to the average of the five lowest closing prices over a 30-trading day period.  The Company intends to accrue the redemption shares monthly and issue any shares to be used thereunder quarterly to reduce its expense. Each of the holders has agreed not to hold at any point in time more than 4.9% of the Company’s common stock, which has served to reduce the rate of redemption for the Series X Preferred shares.

The Company issued a total of 2,025,910 shares in redemption of $257,700 of its Series A Preferred Stock during Q3. The issuances were as follows: Pinz Capital – 150,849 shares, GS Capital – 330,000 shares (reduced from allowable to stay under 5% in total holdings), Jefferson Street – 95,062 shares, AJB – 725,000 shares (reduced from allowable to stay under 5% in total holdings), Cavalry/Mercer/CM – 725,000 shares in aggregate (reduced from allowable to stay under 5% total holdings). These issuances resulted in the reduction of Series A Preferred stock of $257,700, and the remaining outstanding value, after giving effect to these issuances of the Series A Preferred shares, is $13,591,200. The Company is in discussions with the holders of the Series A Preferred shares regarding a change in the terms, or total elimination of, the Series A Preferred stock and it is expected that such changes may be implemented before December 31, 2025.

Software Development Team Issuances

The Company has issued a total of 725,000 shares of restricted common stock to four (4) consultants who are involved with the development of its Robo Agent software application as consideration for their services, including 200,000 previously disclosed to its new Chief Technology Officer (CTO). These shares are in addition to other cash compensation and future performance payments based on the success of the Robo Agent sales. Given the modest cash component of the consideration for each of the participants, the Company determined that participation in the common stock of the Company was a necessary incentive to attract and keep well qualified individuals. These shares of restricted stock were issued to accredited investors in a transaction not involving a public offering pursuant to Regulation D of the United States Securities Act of 1933, as amended. As a result of these issuances, the total number of shares outstanding after these issuances is approximately 14,593,055.

Item 8.01 Other Events.

On September 18, 2025, the Company issued a press release which provided an update on its expansion plans and forward-looking events. A copy of the press release is attached herein as Exhibit 99.1

Item 9.01 Financial Statements and Exhibits.

Exhibits	Description
99.1	Press Release dated September 18, 2025
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 23, 2025	MITESCO, INC.

	By:	/s/ Mack Leath
Mack Leath
Chairman and CEO

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